Exhibit 3.22

Bolagsordning

§1 Firma

Bolagets firma är: CHC Sweden AB.

§2 Säte

Styrelsen ska ha sitt säte i Stockholms kommun.

§3 Verksamhet

Bolaget skall bedriva helikoptersrörelse i flertal länder samt idka annan därmed förenlig verksamhet.

§4 Aktiekapital

Aktiekapitalet ska utgöra lägst 100.000 kronor och högst 400.000 kronor.

§5 Aktiernas nominella belopp

Aktie ska lyda på 100 kronor.

§6 Räkenskapsår

Bolagets räkenskapsår ska omfatta tiden 1/5 — 30/4.

§7 Styrelse

Styrelsen ska bestå av lägst en ledamot och högst tio ledamöter med högst tio suppleanter.

Styrelsen väljs årligen på ordinarie bolagsstämma för tiden till dess nästa ordinarie bolagsstämma har hållits, Består styrelsen av en eller två ledamöter ska minst en suppleant väljas.

§8 Revisor

För granskning av bolagets årsredovisning jämte räkenskaperna samt styrelsens och verkstäilande direktörens förvaltning utses lägst en och högst tre revisorer med högst tre revisorssuppleanter.

§9 Kallelse till bolagsstämma

Kallelse till bolagsstämma ska ske genom brev till aktieägarna.

§10 Ärenden på ordinarie bolagsstämma

På ordinarie bolagsstämma ska följande ärenden förekomma.

1.	Val av ordförande vid stämman.

2.	Upprättande och godkännande av röstlängd.

3.	Val av en eller flera justeringsmän.

4.	Prövning av om stämman blivit behörigen sammankallad.

5.	Godkännande av dagordning

6.	Framläggande av årsredovisning och revisionsberättelse.

7.	Beslut angående

a.	fastställelse av resultaträkningen och balansräkningen,

b.	dispositioner beträffande bolagets vinst eller förlust enligt den fastställda balansräkningen, och

c.	ansvarsfrihet åt styrelsens ledamöter och verkställande directör.

8.	Fastställande av arvoden åt styrelse och revisor.

9.	Vat av styrelse och i förekommande fall val av revisor.

10.	Annat ärende, som ankommer på bolagsstämman enligt aktiebolagslagen eller bolagsordningen.

§11 Röstning

Aktieägarna ska kunna rösta fullt för samtliga sina aktier.

This is an unauthorised translation

ARTICLES OF ASSOCIATION

§1 The Company’s name is CHC Sweden AB.

§2 The Members of the Board will be domiciled in the County of Stockholm.

§3 The Company will conduct business within the helicopter sector in various countries and other thereto related business.

§4 The share capital will be at least 100,000 SEK, but not to exceed 400,000 SEK.

§5 Each share will be worth 100 SEK.

§6 The Company’s fiscal year will be from 1/5 — 30/4.

§7 The Members of the Board will consist of 1 to 10 members, with not more than 10 deputy members.

The Board will be elected each year at the annual general meeting and will serve until the next annual general meeting is held. If the Board consists of 1 to 2 members, then at least one deputy member must be appointed.

§8 The annual general meeting will elect 1 to 3 Auditors with not more than 3 deputy auditors to audit the company’s annual report and bookkeeping together with the management of the board and managing director.

§ 9 The Shareholders’ meeting shall be convened through mail to the Shareholders.

§10 At the annual general meeting the following items will be discussed:

1 Election of a chairman for the meeting

2 Establishment and approval of the voting list

3 Election of one or two persons to verify the minutes

4 Question of whether the meeting was properly convened

5 Approval of the agenda

6 Presentation of the annual report and audit opinion

7 Decisions regarding

a) adopting the income statement and balance sheet

b) allocations of the Company’s profits or losses according to the adopted balance sheet

c) discharging the Members of the Board and the Managing Director from liability

8 Establishment of fees to the Members of the Board and the Auditors

9 Election of the Members of the Board and, if applicable, the Auditors

10 Other matters pertinent at the annual general meeting in accordance with the Companies Act or the Articles of Association.

§11 At the annual general meeting, each person entitled to vote might vote for all of the shares he owns or represents without restriction.

RULES OF PROCEDURE

according to chap. 8 § 5 of the Companies Act

for the board of

Stiftaren 7747 Aktiebolag to be changed to CHC Sweden AB

corp. ID no. 556634-3660

(the rules of procedure were established by the board at the board meeting on 2003-12-16)

1.	The board’s general obligations

1.1	The board must answer to the shareholders regarding matters concerning the organization and administration of the company’s business activities. In light of this overall responsibility, the board has the right and responsibility for dealing with each and every issue it deems significant for the company.

1.2	The board must compile written rules of procedure for its work.

The board makes decisions regarding changes in the rules of procedure and instructions.

The rules of procedure shall be approved on a yearly basis at the board meeting immediately following the annual general meeting.

1.3	The board shall evaluate the company’s financial situation on a continual basis.

1.4	Each board member is equally responsible for the board’s activities unless otherwise stipulated at the board meeting, or specified in these rules of procedure.

1.5	The principle rule is that all board members participate in board meetings.

1.6	The minutes from the board meetings shall be a summary of the decisions made. The discussions held shall be reiterated only if special reasons exist or if specifically requested by a board member.

A board member has the right to request his/her differing opinion be noted in the minutes.

1.7	The minutes should be confirmed by the chairman of the board and one additional board member.

1.8	The board shall appoint a secretary at each meeting who records and signs the minutes.

1.9	The minutes shall be recorded in numerical order and be stored safely.

2.	Meetings

2.1	As a general rule, the board meet once a year.

Other than this, the board meets as needed when the chairman issues a summons for a meeting. The board shall always meet upon a request made by a board member.

2.2	The following items shall be discussed at each regular board meeting:

a)	The meetings from the previous meeting

b)	Current situation

c)	Liquidity

d)	Earnings and financial reporting

2.3	The summons to a meeting shall always contain an agenda, including supporting documentation in the form of memos and such needed to provide the members satisfactory facts on which to base their decisions.

2.4	Written resolutions by the Board may only be held if all members have been provided the opportunity to participate in dealing with the issue, have received satisfactory written documentation to make a decision, as well as sign the minutes for such a meeting.

3.	Duties of the chairman

The chairman shall organize the meetings and take necessary measure that eg. minutes are kept.

4.	Issues to be dealt with at the first board meeting following the annual general meeting.

The following items shall be discussed:

a)	election of a chairman

b)	adoption of rules of procedures

c)	appoint authorized signer for the company

5.	Other issues

When appropriate, the board shall decide the following:

a)	changes in organization and significant changes in scope of the company’s operations.

b)	interim reports and annual report

c)	business plans and budget

FULLMAKT

Härmed befullmäktigas endera av:

21 februari 1964	Jo Mark Zurel, Hangar No. 1, St. John’s Airport, PO Box 5188, St. John’s, NL Canada A1C 5V5 George Cheetham, P.O. Box 535, N-4055 Stavanger Airport, Norge

15 november 1961	Neil Calvert, North Denes Airfield, Caister Road, Caister -on-Sea, Great Yarmouth, Norfolk, NR30 5TF, England

680911-5527	Therese Tegner, c/o Archibald Advokatbyrå KB, P.O. Box 3187, 103 63 Stockholm

att öppna ett konto i valfri bank för insättande av 100.000 kronor som avser betalning av aktier i nedanstäende bolag,

att betala Sydsvenska Lagerbolag AB:s faktura nr 7747 på 7.925 kr till bankgiro 5215-0489 alt postgiro 619 81 32-0.

Fullmakten är utfärdad på grund av styrelse-, revisors-, namn-, adress- och verksamhetsändring.

Vetlanda 2003-12-16

Org.nr: 556634-3660 Stiftaren 7747 Aktiebolag

/Claes Isaksson/

ARBETSORDNING

enligt ABL 8 kap 5 § för styrelsen I

Stiftaren 7747 Aktiebolag under ändring till CHC Sweden AB

org.nr: 556634-3660

(arbetsordningen är faststäild av styreisen vid styreisesammanträde 2003-12-16)

1.	Styrelsens allmänna åligganden

1.1	Styrelsen är ansvarig inför aktieägarna för organisation och förvaltning av bolagets angelägenheter. Mot bakgrund av delta overgripande ansvar har styrelsen både ratt och skyldighet att behandla varje arende som den anser har betydelse för bolaget.

1.2	Styrelsen skall skriftligen fastställa en arbetsordning för sitt arbete.

Det är styrelsen som fattar beslut om ändringar av beslutad arbetsordning och instruktion.

Arbetsordningen för styrelsen skall faststallas årligen vid det styrelse- sammanträde som närmast fäljer efter ordinarie bolagsstämma.

1.3	Styrelsen skall fortlöpande bedŏma bolagets ekonomiska situation.

1.4	Samtliga styrelseledamöter svarar för styrelsens arbete i lika omfattning om Inte annat beslutas vid styrelsesammanträde eller följer av denna arbetsordning.

1.5	Huvudregeln är att samtliga styrelseledamöter deltar vid styrelsesammanträden.

1.6	Protokoll från styrelsesammanträden skall främst vara beslutsprotokoll. Styrelsens diskussionar skall återges om det firnns sarskilda skäl eller om en styrelseledamot begär det.

Styrelseledamot är berättigad att få avvikande mening antecknad till protokollet.

1.7	Protokollet skall justeras av styrelsens ordförande samt ytterligare en styrelseledamot.

1.8	Styrelsen skall på sina sammanträden utse en sekreterare som för och undertecknar protokollet.

1.9	Protokollen skall föras i nummerföljd och förvaras pä betryggande sätt.

2.	Sammanträden

2.1	Styrelsen sammanträder i regel en gång om året.

Dessemellan sammanträder styrelsen på kallelse av ordföranden när det behõvs.

Styrelsen skall alltid sammantrăda om en styrelseledamot begär det.

2.2	Vid varje ordinarie styrelsemöte skall regelmassigt foljande punkter avhandias.

a)	Föregàende mötesprotokoll

b)	Affarsläget

c)	Likviditeten

d)	Resultat- och finansiell rapportering.

2.3	Kallelse skall innehålla dagordning och det underlag I form av promemorior och dylikt som behövs for att ge styrelseledamöterna ett tillfredsställande underlag för beslut.

2.4	Styrelsesammanträde per capsulam kan endast hållas om samtliga styrelseledamöter dels fått möjlighet att delta i ärendets behandling, dels fått tillfredsstallande underlag för att avgöra arendet och dels undertecknar protokoll från sådant sammantrade.

3.	Ordförandens åligganden

3.1	Styrelsens ordförande skall leda sammanträdena och sörja för effektiviteten i styrelsens arbete, bl.a. att protokoll blir förda.

4.	Ärenden vid första - på årliga ordinarie bolagsstämman – följande styrelsesammanträde.

Vid sådant skall följande àrenden behandlas:

a)	val av ordförande

b)	fastställelse för tiden intill nästa sådant sammanträde av arbetsordning för styrelsen

c)	bolagets firmateckning

5.	Övriga ärenden

Styrelsen skall i övrigt i förekommande fall fatta beslut om:

a)	Organisationsförändrlngar samt forandringar av verksamhetens inriktning, som är väsentliga

b)	delårsrapporter och årsbokslut

c)	affärsplaner och budget